Exhibit 11



                       COMPUTATION OF EARNINGS PER SHARE







                                                                  YEAR ENDED DECEMBER 31,
                                                           -------------------------------------
                                                            1994          1995         1996
                                                           ----------   -----------   ----------
PRIMARY:
Weighted average common shares outstanding  ............    273,480         289,594     321,367
Net effect of dilutive stock options  ..................     17,834          18,198      15,440
                                                           ---------     ----------   ----------
   Total Common and Common Equivalent Shares   .........    291,314         307,792     336,807
                                                           =========     ==========   ==========
Net income/(loss)   ....................................     86,948          98,250     189,864
                                                           =========     ==========   ==========
Net income/(loss) per common and common equivalent
 share  ................................................   $   0.30       $    0.32   $    0.56
                                                           =========     ==========   ==========
FULLY DILUTED:
Weighted average common shares outstanding  ............    273,480         289,594     321,367
Net effect of dilutive stock options  ..................     17,834          18,198      15,440
                                                           ---------     ----------   ----------
                                                            291,314         307,792     336,807
Assumed conversion of 5% Convertible Subordinated
 Debentures due 2001   .................................      9,444          12,226      12,226
                                                           ---------     ----------   ----------
   Total Common and Common Equivalent Shares,
    Fully Diluted   ....................................    300,758         320,018     349,033
                                                           =========     ==========   ==========
Net income .............................................   $ 86,948       $  98,250   $ 189,864
Elimination of interest and amortization on 5% Convert-
 ible Subordinated Debentures due 2001, less the related
 effect on the provision for income taxes   ............      2,927           3,826       3,839
                                                           ---------     ----------   ----------
Net income, fully diluted ..............................   $ 89,875       $ 102,076   $ 193,703
                                                           =========     ==========   ==========
Net income per common and common equivalent share       .  $   0.30       $    0.32   $    0.55
                                                           =========     ==========   ==========